Exhibit 99
                                                                   ----------

                                [Logo of ORBCOMM]

           ORBCOMM INCREASES FULL YEAR 2008 SERVICE REVENUES BY 34.4% ORBCOMM ACHIEVES FULL YEAR 2008 ADJUSTED EBITDA OF $1.6 MILLION

     - Operating Loss for the Year Improves 48.1%; Subscribers Grow 31.0% -

Fort Lee, NJ, March 16, 2009 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the fourth quarter and the full year ended December 31, 2008.

The following financial highlights are in thousands of dollars, except per share.

                                                          Three months ended               Twelve months ended
                                                             December 31,                      December 31,
                                                         2008            2007             2008              2007
                                                         ----            ----             ----              ----
Total Revenues                                          $8,520          $8,652          $30,092           $28,152
   Service Revenues                                     $6,864          $4,999          $23,812           $17,717
   Product Sales                                        $1,656          $3,653           $6,280           $10,435
Operating Income (Loss)                                $(1,228)            $97          $(4,499)          $(8,663)
Net Income (Loss)                                      $(2,026)         $1,069          $(4,540)          $(3,589)
Net Income (Loss) per Common Share                      $(0.05)          $0.03           $(0.11)           $(0.09)
EBITDA (1) (3)                                         $(1,042)           $739          $(2,704)          $(6,223)
Adjusted EBITDA (2) (3)                                   $187          $1,298           $1,601           $(1,778)

(1) EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization.
(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, pre-control earnings of consolidated subsidiary, and minority interest.
(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Total Revenues for the twelve months ended December 31, 2008 were $30.1 million, an increase of 6.9% from the full year 2007 revenues. Service Revenues for the full year 2008 increased 34.4% to $23.8 million from the comparable period of 2007 due primarily to an increase in billable subscriber communicators, the inclusion of ORBCOMM Japan, and the commencement of Automatic Identification System (AIS) revenue. Product Sales decreased for the full year 2008 by $4.2 million, or 39.8%, from the comparable twelve months of 2007, but would have declined 29.9% excluding the sale of a Gateway Earth Station (GES). Communicator unit sales in 2008 were also lower, driven by the decline in Product Sales, which were partially offset by Product Sales made by ORBCOMM Japan. The 2008 results are consistent with the Company's efforts to focus on Service Revenue growth and let the market select the appropriate hardware among all hardware manufacturers supporting the ORBCOMM business in an effort to retain and attract hardware vendors.

For the quarter ended December 31, 2008, Total Revenues were $8.5 million, a decrease of 1.5% from the fourth quarter of 2007. Service Revenues for the fourth quarter increased 37.3% to $6.9 million from the comparable period of 2007 due primarily to an increase in billable subscriber communicators, the inclusion of ORBCOMM Japan, and a contribution from AIS revenue. Product Sales decreased in the fourth quarter by $2.0 million, or 54.7%, from the fourth quarter of 2007. Excluding revenues from the sale of a Gateway Earth Station
(GES) of $1.5 million recognized in the fourth quarter of 2007, Product Sales decreased by 24.1%. Declining subscriber communicator hardware sales in 2008 also contributed to lower Product Sales during the quarter.

Costs and Expenses for the full year 2008 decreased 6.0% to $34.6 million compared to the same period in the prior year. Costs and Expenses, excluding Cost of Product Sales, increased 6.5%, driven by higher Depreciation and Amortization expense, professional fees, and expenses related to the inclusion of ORBCOMM Japan and new hires throughout the year.

Costs and Expenses in the fourth quarter increased 13.9% to $9.7 million compared to the same period in the prior year. Costs and Expenses, excluding Cost of Product Sales increased 47.3%, driven by higher Depreciation and Amortization expense, professional fees, employee costs (including higher stock-based compensation), relocation expenses associated with moving our Dulles network operations center facility, and the addition of terrestrial network expenses in Cost of Service.

Operating loss for the twelve months ended December 31, 2008 improved by 48.1% year-over-year. However, a $3.7 million decline in interest income and $0.8 million of foreign exchange losses led to the increase in Net Loss compared to the same period in the prior year. Net Loss for the full year 2008 was $4.5 million versus $3.6 million in 2007. Net Loss for the fourth quarter was $2.0 million, versus Net Income of $1.1 million in the fourth quarter of 2007. During the fourth quarter of 2008 on a comparative basis, Net Loss was negatively impacted by the lack of a GES sale, lower interest income, and $0.6 million in foreign exchange losses.

At December 31, 2008, there were more than 460,000 billable subscriber communicators, a 31.0% increase over year-end 2007. For the full year 2008, more than 60% of net additions were attributable to installations by original equipment manufacturers (OEMs).

"Although we faced challenges in 2008 due to economic conditions in our end markets, I'm pleased with the successes we saw as well," said Marc Eisenberg, ORBCOMM's Chief Executive Officer. "Despite significant slowdowns at some of our transportation related VARs, the growth rate of our subscriber net additions slowed only slightly, due primarily to the strength in our OEM factory install business. Our ability to achieve our Service Revenue and Adjusted EBITDA targets for 2008 in the current environment is testament to the leverage in our business model and the hard work of our employees."

"ORBCOMM utilized its operating leverage to drive Adjusted EBITDA to a $1.6 million gain, which was in-line with guidance, from a loss of $1.8 million the prior year," said Robert Costantini, ORBCOMM's Chief Financial Officer. "Service revenues grew 34.4% for the full year 2008 over the same period a year ago, while total Costs and Expenses, excluding Cost of Product Sales and Depreciation and Amortization, rose a modest 3.8% in 2008. For the year, ORBCOMM was within its Service Revenue guidance of $22 to $25 million."

Business Highlights
-------------------

Selected recent business highlights include:

         o ORBCOMM signed its first Automatic Identification System (AIS) distribution agreement with Lloyd's Register - Fairplay (LRF), which integrates the only commercially available global satellite AIS data offering with the international terrestrial based network that has made LRF a leader in the AIS position monitoring market. The agreement with LRF includes a minimum annual license fee to ORBCOMM and enables access to global satellite AIS offerings beginning in January 2009.

         o ORBCOMM's satellite based data communications network will be used by Doosan Infracore America (DIA). DIA selected MobileNet's TrakPak application as the GPS system to be included as standard equipment on new qualifying Excavators and Loaders. MobileNet, Inc. offers telematics applications and solutions using the ORBCOMM network.

         o ORBCOMM has received regulatory authorizations for its services in Indonesia, Greece, Albania, and Latvia. The Company pursues regulatory authorizations in regions where they are most helpful to its IVARs including OEMs. In many cases, these IVARs have established sales and distribution channels in these focus markets. The new territories also provide ORBCOMM the opportunity to grow its reseller base.

Financial Results and Highlights
--------------------------------

Revenue

Total Revenues for the full year 2008 were $30.1 million, an increase of $1.9 million, or 6.9%, from the full year 2007. Service Revenues for 2008 were $23.8 million, an increase of $6.1 million, or 34.4%, over the 2007 Service Revenues, due primarily to an increase in billable subscriber communicators, the inclusion of ORBCOMM Japan, and a slight contribution from the commencement of AIS revenue. Product Sales for the full year were $6.3 million, a 39.8% decrease from the comparable period in 2007. Excluding revenues from the sale of a Gateway Earth Station (GES) of $1.5 million recognized in the fourth quarter of 2007, Product Sales would have decreased 29.9%. Lower communicator unit sales in 2008 drove the decline in Product Sales, which were partially offset by Product Sales made by ORBCOMM Japan.

Total Revenues for the fourth quarter of 2008 were $8.5 million, a decrease of 1.5% from the fourth quarter of 2007. Excluding the sale of the GES in the fourth quarter of 2007, total revenue increased 18.6% due to higher Service Revenues. Service Revenues for the fourth quarter were $6.9 million, an increase of $1.9 million, or 37.3%, over the prior-year's fourth quarter due primarily to an increase in billable subscriber communicators, the inclusion of ORBCOMM Japan, and a contribution from the commencement of AIS revenue. Product Sales decreased in the fourth quarter by $2.0 million, or 54.7%, from the fourth quarter of 2007. Excluding revenues from the sale of a GES of $1.5 million recognized in the fourth quarter of 2007, Product Sales would have decreased 24.1%. Subscriber communicator unit sales declines also contributed to lower Product Sales during the quarter.

Billable Subscriber Communicators

Billable subscriber communicators are defined as subscriber communicators that are shipped and activated for usage and billing at the request of the customer, without forecasting a timeframe for when individual units will be generating usage and billing. It includes terrestrial as well as satellite units.

As of December 31, 2008, there were more than 460,000 billable subscriber communicators, compared to approximately 351,000 billable subscriber communicators as of December 31, 2007, an increase of 31.0%. Net additions of billable subscriber communicators in 2008 were slowed by no growth at a key VAR, partially offset by an increase in penetration of OEMs.

Costs and Expenses

For the full year 2008, Costs and Expenses decreased 6.0% to $34.6 million compared to the same period in the prior year. Costs and Expenses, excluding Cost of Product Sales, increased 6.5%, driven by higher Depreciation and Amortization expense, professional fees, and expenses related to the inclusion of ORBCOMM Japan and employee costs for new hires in 2007 and 2008.

During the fourth quarter of 2008, Costs and Expenses increased 13.9% to $9.7 million compared to the same period in the prior year. Costs and Expenses, excluding Cost of Product Sales, increased 47.3%, driven by higher Depreciation and Amortization expense, professional fees, employee costs (including higher stock-based compensation), relocation expenses associated with moving our Dulles network operations center facility, and the addition of terrestrial network expenses in Cost of Service.

Net Loss

Net Loss widened to $4.5 million for the full year 2008 compared to a Net Loss of $3.6 million in the prior year period. While Operating Loss improved by $4.2 million, lower interest income and foreign exchange losses led to a greater Net Loss for the year. For the fourth quarter 2008, Net Loss of $2.0 million was recorded versus the 2007 fourth quarter Net Income of $1.1 million, which benefited from the sale of a GES. The comparative loss was due to the lack of a comparable GES sale in the fourth quarter of 2008, lower interest income, and the foreign exchange losses during the fourth quarter of 2008.

ORBCOMM's Net Loss per Common Share was $0.11 for the full year 2008 compared to Net Loss per Common Share of $0.09 for 2007. ORBCOMM's Net Loss per Common Share was $0.05 for the three months ended December 31, 2008 compared to Net Income per Common Share of $0.03 for the prior year quarter.

EBITDA and Adjusted EBITDA

EBITDA for the full year 2008 was negative $2.7 million, compared to an EBITDA of negative $6.2 million for the full year 2007. EBITDA for the fourth quarter of 2008 was negative $1.0 million, compared to an EBITDA of positive $0.7 million in the fourth quarter of 2007.

Adjusted EBITDA for the full year 2008 was positive $1.6 million, compared to an Adjusted EBITDA of negative $1.8 million for the full year 2007. Adjusted EBITDA for the fourth quarter of 2008 was positive $0.2 million, compared to an Adjusted EBITDA of positive $1.3 million in the fourth quarter of 2007.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation table.

Balance Sheet

Cash and Cash Equivalents as of December 31, 2008 decreased $40.2 million to $75.4 million from $115.6 million at December 31, 2007. The decline is attributable to $40.3 million in capital expenditures mainly related to the Quick Launch satellites and payments on the next generation satellite contract. In addition, the Company has categorized $5.0 million of restricted cash in escrow for collateralizing a performance bond required by the FCC. For the full year 2008, net cash generated by operating activities was $3.9 million as described in the accompanying Consolidated Statements of Cash Flows.

2009 Guidance
-------------

In view of the uncertain economic environment ORBCOMM will not be providing guidance for fiscal year 2009, at this time.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business, and address questions.

Domestic participants should dial 800-762-8795 at least ten minutes prior to the start of the call. International callers should dial 480-248-5085. The conference call identification number is 4010073. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4010073. The replay will be available from approximately 12:00 PM ET on Monday, March 16, 2009, through 11:59 PM ET on Monday, March 23, 2009.

Alternatively, to access the live webcast, please visit the Company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, General Electric, Hitachi Construction Machinery, Komatsu Ltd., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The Company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company's expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from the Asset Intelligence division of General Electric Company ("GE" or "General Electric" or "AI"), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our Automatic Identification System ("AIS") business; the in-orbit satellite failure of the Coast Guard demonstration or the quick-launch satellites, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Inquiries:                               Media Inquiries:
Lucas Binder                                      Jennifer Lattif
VP, Business Development and Investor Relations   Senior Account Executive
ORBCOMM Inc.                                      The Abernathy MacGregor Group
703-433-6505                                      212-371-5999
binder.lucas@orbcomm.com                          jcl@abmac.com

                                                       ORBCOMM Inc.
                                               Consolidated Balance Sheets
                                            (in thousands, except share data)
                                                       (unaudited)

                                                                                           December 31,
                                                                       ----------------------------------------------------
                                                                                2008                        2007
                                                                       ------------------------    ------------------------
                                                          ASSETS
Current assets:
   Cash and cash equivalents                                            $         75,370            $        115,587
   Restricted cash                                                                 2,000                         -
   Accounts receivable, net of allowances for doubtful accounts
     of $227 and $388                                                              3,750                       5,284
   Inventories                                                                     1,421                       2,722
   Prepaid expenses and other current assets                                       4,160                       1,236
                                                                       ------------------------    ------------------------
        Total current assets                                                      86,701                     124,829
Long-term receivable                                                                 -                           542
Satellite network and other equipment, net                                        93,290                      49,704
Intangible assets, net                                                             4,086                       5,572
Restricted cash                                                                    3,680                         -
Inventories                                                                        2,126                         -
Other assets                                                                       1,484                         992
Deferred tax assets                                                                  -                           184
                                                                       ------------------------    ------------------------

        Total assets                                                    $        191,367            $        181,823
                                                                       ========================    ========================

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                     $          8,529            $          4,373
   Accrued liabilities                                                             7,359                      12,305
   Current portion of deferred revenue                                             3,577                       1,435
                                                                       ------------------------    ------------------------
        Total current liabilities                                                 19,465                      18,113
Note payable - related party                                                       1,244                       1,170
Deferred revenue, net of current portion                                           7,607                       1,507
Other liability                                                                      -                           184
                                                                       ------------------------    ------------------------
        Total liabilities                                                         28,316                      20,974
                                                                       ------------------------    ------------------------

Minority interest                                                                  1,446                         -

Commitments and contingencies

Stockholders' equity:
   Common stock, par value $0.001; 250,000,000 shares authorized;
       42,141,834 and 41,658,066 shares issued and outstanding                        42                          42
   Additional paid-in capital                                                    229,001                     224,899
   Accumulated other comprehensive income (loss)                                     538                        (656)
   Accumulated deficit                                                           (67,976)                    (63,436)
                                                                       ------------------------    ------------------------
        Total stockholders' equity                                               161,605                     160,849
                                                                       ------------------------    ------------------------

        Total liabilities and stockholders' equity                      $        191,367            $        181,823
                                                                       ========================    ========================

                                                      ORBCOMM Inc.
                                          Consolidated Statements of Operations
                                          (in thousands, except per share data)
                                                      (unaudited)

                                                                          Years ended December 31,
                                                             --------------------------------------------------
                                                                   2008              2007              2006
                                                             --------------    --------------    --------------
Revenues:
     Service revenues                                        $     23,812      $     17,717      $     11,561
     Product sales                                                  6,280            10,435            12,959
                                                             --------------    --------------    --------------
        Total revenues                                             30,092            28,152            24,520
                                                             --------------    --------------    --------------
Costs and expenses (1):
     Costs of services                                              9,800             7,990             8,714
     Costs of product sales                                         6,110            10,078            12,092
     Selling, general and administrative                           18,927            17,687            15,731
     Product development                                            1,122             1,060             1,814
     Gains on customer claims settlements                          (1,368)              -                 -
                                                             --------------    --------------    --------------
        Total costs and expenses                                   34,591            36,815            38,351
                                                             --------------    --------------    --------------

Loss from operations                                               (4,499)           (8,663)          (13,831)

Other income (expense):
     Interest income                                                1,599             5,258             2,582
     Other income (expense)                                          (842)               25               271
     Interest expense                                                (199)             (209)             (237)
                                                             --------------    --------------    --------------
        Total other income (expenses)                                 558             5,074             2,616
                                                             --------------    --------------    --------------

Pre-control earnings of consolidated subsidiary                      (128)              -                 -
Minority interest                                                    (471)              -                 -

                                                             --------------    --------------    --------------
Net loss                                                     $     (4,540)     $     (3,589)     $    (11,215)
                                                             ==============    ==============    ==============
Net loss applicable to common shares (Note 6)                      (4,540)           (3,589)          (29,646)
                                                             ==============    ==============    ==============
Net loss per common share:
     Basic and diluted                                       $      (0.11)     $      (0.09)     $      (2.80)
                                                             ==============    ==============    ==============
Weighted average common shares outstanding:
     Basic and diluted                                             41,984            39,706            10,601
                                                             ==============    ==============    ==============

(1) Stock-based compensation included in costs and expenses:

          Costs of services                                  $        119      $        383      $        425
          Costs of product sales                                       63               116                71
          Selling, general and administrative                       3,467             3,878             3,355
          Product development                                          57                68                94
                                                             --------------    --------------    --------------
                                                             $      3,706      $      4,445      $      3,945
                                                             ==============    ==============    ==============

                                                       ORBCOMM Inc.
                                                 Statements of Cash Flows
                                                      (in thousands)
                                                        (unaudited)

                                                                                         Years ended December 31,
                                                                             ------------------------------------------------------
                                                                                   2008               2007                2006
                                                                             ---------------    ----------------    ---------------
Cash flows from operating activities:
     Net loss                                                                 $     (4,540)      $      (3,589)      $    (11,215)
     Adjustments to reconcile net loss to net cash provided by (used in)
       operating activities:
       Change in allowance for doubtful accounts                                      (161)                 91               (374)
       Inventory impairments                                                            46                 -                  361
       Depreciation and amortization                                                 3,236               2,415              2,373
       Accretion on note payable - related party                                       131                 131                131
       Stock-based compensation                                                      3,706               4,445              3,945
       Foreign exchange losses                                                         838                 (23)              (262)
       Loss on disposal of equipment                                                    13                 -                  -
       Pre-control earnings of consolidated subsidiary and minority interest           599                 -                  -
       Non-cash portion of gains on customer claims settlements                       (882)                -                  -
       Gain on expiration of gateway purchase option                                  (325)                -                  -
     Changes in operating assets and liabilities, net of acquisition:
       Accounts receivable                                                           3,142                (360)            (1,161)
       Inventories                                                                    (504)                806             (1,964)
       Prepaid expenses and other assets                                              (685)               (398)               429
       Accounts payable and accrued liabilities                                     (1,664)                230             (2,651)
       Deferred revenue                                                                997                  21              1,522
                                                                             ---------------    ----------------    ---------------
       Net cash provided by (used in) operating activities                           3,947               3,769             (8,866)
                                                                             ---------------    ----------------    ---------------
Cash flows from investing activities:
     Capital expenditures                                                          (40,289)            (20,043)           (22,357)
     Purchases of marketable securities                                                -               (58,325)           (43,850)
     Sales of marketable securities                                                    -                97,175              5,000
     Contingent purchase price payment made in connection with the acquisition
       of Satcom International Group plc.                                              -                   -               (3,631)
     Change in restricted cash                                                      (5,680)                -                  -
     Cash acquired from step acquisition of subsidiary                                 366                 -                  -
                                                                             ---------------    ----------------    ---------------
       Net cash provided by (used in) investing activities                         (45,603)             18,807            (64,838)
                                                                             ---------------    ----------------    ---------------
Cash flows from financing activities:
     Proceeds from issuance of common stock in connection with initial public offering, net of underwriters' discounts and commissions and
       offering costs of $11,447                                                       -                   -               90,092
     Proceeds from issuance of common stock in connection with secondary public offering, net of underwriters' discounts and commissions and
       offering costs of $3,318                                                        -                31,010                -
     Proceeds from issuance of Series B preferred stock,
       net of issuance costs of $113 and $4,328                                        -                   -                1,465
     Proceeds from exercise of warrants and options                                    342                 572              1,558
     Payment made to holders of Series B preferred stock for consent to the automatic conversion into common stock in connection with the initial
       public offering                                                                 -                   -              (10,111)
     Payment of Series A Preferred stock dividends                                     -                   -               (8,027)
     Payment of Series B Preferred stock dividends                                     -                   -               (7,467)
     Payment of offering costs in connection with initial public offering              -                  (609)               -
     Payment of offering costs in connection with secondary public offering            (40)                -                  -
                                                                             ---------------    ----------------    ---------------
       Net cash provided by financing activities                                       302              30,973             67,510
                                                                             ---------------    ----------------    ---------------
Effect of exchange rate changes on cash and cash equivalents                         1,137                (101)              (330)
                                                                             ---------------    ----------------    ---------------
Net increase (decrease) in cash and cash equivalents                               (40,217)             53,448             (6,524)

Cash and cash equivalents:
     Beginning of year                                                             115,587              62,139             68,663
                                                                             ---------------    ----------------    ---------------
     End of year                                                              $     75,370       $     115,587       $     62,139
                                                                             ===============    ================    ===============

The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:

                                                          Three months ended                 Twelve months ended
                                                             December 31,                        December 31,
                  (in thousands)                        2008              2007              2008             2007
                  --------------                        ----              ----              ----             ----
   Net Income (Loss)                                  $(2,026)          $ 1,069           $(4,540)         $(3,589)
   Net interest (income) expense                          (49)             (988)           (1,400)          (5,049)
   Provision for income taxes                               -                 -                 -                -
   Depreciation and amortization                        1,033               658             3,236            2,415
                                                      -------           -------           -------          -------
   EBITDA                                              (1,042)              739            (2,704)          (6,223)
                                                      -------           -------           -------          -------
   Stock-based compensation                               988               559             3,706            4,445

   Pre-control earnings of consolidated
   subsidiary and minority interest                       241                 -               599                -
                                                      -------           -------           -------          -------
   Adjusted EBITDA                                    $   187           $ 1,298           $ 1,601          $(1,778)
                                                      -------           -------           -------          -------

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM's management and investors to meaningfully evaluate and compare the results of the Company's operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, pre-control earnings from consolidated subsidiary, and minority interest (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance and its capacity to fund capital expenditures, because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the Company's common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.

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